Exhibit 99.1

PRESS RELEASE
Available for Immediate Publication: May 8, 2008

Capital Corp of the West to Hire New Auditors

Merced, California, May 08, 2008 – Capital Corp of the West (NASDAQ: CCOW), the holding company for County Bank (“the Bank”),  announced today thateffective May 2, 2008the Bank’s Audit committeehas appointed Perry-Smith LLP as its financial auditors to replace KPMG, which resigned when it learned the Company was considering changing financial auditors.  According to Michael Graves, Chairman of the Audit Committee, “The bank had been considering a change in auditors and recently issued a request for proposals. KPMG decided not to participate in the RFP process and to terminate the current engagement.”

With more than 100 staff members, Perry-Smith LLP is the largest regional accounting firm in Northern California with offices in San Francisco, Sacramento and Roseville.

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Reference Information

Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has over 30 years of service as “Central California’s Community Bank.”  Currently, County Bank has forty branch offices serving thirteen counties in California.  Its primary concentration is in the Central Valley of California.  As of the latest FDIC data, County Bank has a 7.29% market share in the six Central California counties in which it has a significant retail branch presence, ranking County Bank fifth out of forty-one financial institutions in that market area.

For furtherinformation about the Capital Corp of the West, contact Thomas Smith,Director of Marketing at 209-725-4552.